                                                                      Exhibit 99


                             LINCOLN PARK BANCORP

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth consolidated financial and other data of Lincoln Park Bancorp at and for the periods indicated. The selected data has been derived in part from the audited consolidated financial statements of Lincoln Park Bancorp. The following information is only a summary, and should be read in conjunction with the consolidated financial statements and notes presented elsewhere in the Annual Report.


                                                                     At December 31,
                                                    ---------------------------------------------
                                                         2005            2004             2003
                                                    ------------      ------------   ------------
                                                                 (Dollars in Thousands)
Selected Financial Condition Data:
---------------------------------
Total assets...................................     $     93,958      $     86,699   $     74,281
Loans receivable, net (1)......................           66,383            57,154         48,913
Cash and cash equivalents......................            2,316             5,898          3,082
Term deposits..................................              581                81          1,060
Securities available for sale..................            3,002             4,316          5,811
Securities held to maturity....................           18,817            17,043         13,507
Deposits.......................................           54,367            57,216         57,290
FHLB advances..................................           25,534            16,143         11,389
Stockholders' equity...........................           13,388            12,827          5,130
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

(1) Net of loans in process, allowance for loan losses and deferred loan fees.

                                                                Years Ended December 31,
                                                   -----------------------------------------------
                                                        2005             2004             2003
                                                   ------------       ------------   ------------
                                                                 (Dollars in Thousands,
                                                                  Except Per Share Data)
Selected Operations Data:
------------------------
Total interest income........................      $      4,418       $      3,719   $      3,262
Total interest expense.......................             1,722              1,363          1,215
                                                   ------------       ------------   ------------
   Net interest income.......................             2,696              2,356          2,047
Provision for (recovery of) loan losses......                 6                 30             35
                                                   ------------       ------------   ------------
Net interest income after provision for
   (recovery of) loan losses.................             2,690              2,326          2,012
Non-interest income..........................               100                110            156
Non-interest expenses........................             1,843              1,769          1,549
Income taxes.................................               370                262            248
                                                   ------------       ------------   ------------
Net income...................................      $        576       $        405   $        371
                                                   ============       ============   ============
Net income per share (2004 and 2003 restated)      $       0.32       $       0.39   $       0.37
                                                   ============      =============  =============

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